                                                                    EXHIBIT 11.2


                          EMISPHERE TECHNOLOGIES, INC.
                   STATEMENT OF COMPUTATION OF PER SHARE DATA

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
                                                                     For the six months ended
                                               -----------------------------------------------------------------
                                                       January 31, 1996                January 31, 1997
                                               -------------------------------  --------------------------------
                                                   Primary      Fully Diluted      Primary       Fully Diluted
Net loss                                       $     (782,661)  $    (782,661)  $ (3,435,038)     $  (3,435,038)
                                               ===============  ==============  =============     ==============
Weighted average number of shares                   8,035,391       8,035,391      9,467,632          9,467,632

Shares issuable upon  exercise of options
 and warrants                                                       1,440,759                         4,096,090

Shares assumed to be repurchased under
 the treasury stock method                                         (1,147,496)                       (1,845,099)
                                               ---------------  --------------  -------------     --------------
                                                    8,035,391       8,328,654      9,467,632         11,740,723
                                               ===============  ==============  =============     ==============

NET LOSS PER SHARE                             $        (0.10)  $      $(0.09)  $      (0.36)     $       (0.29)
                                               ===============  ==============  =============     ==============
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